                                    DEF-14A
                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                                 HYBRIDON, INC.
                (Name of Registrant as Specified In Its Charter)

                                      N/A
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

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

                                 HYBRIDON, INC.

                 NOTICE OF 2001 ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 28, 2001

     The 2001 annual meeting of the stockholders (the "Annual Meeting") of Hybridon, Inc., a Delaware corporation (the "Company"), will be held on Thursday, June 28, 2001 at 10:00 A.M. at the Hyatt Hotel, 575 Memorial Drive, Cambridge, Massachusetts, for the purpose of considering and voting upon the following matters:

     1. To elect two Class III Directors to the Board of Directors for the ensuing three years;

     2. To ratify the selection of Arthur Andersen LLP as independent auditors of the Company for the year; and

     3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     The Board of Directors unanimously recommends that you vote FOR both nominees as directors, and FOR the selection of Arthur Andersen LLP as independent public auditors of the Company for the fiscal year ending December 31, 2001.

     The Board of Directors has no knowledge of any other business to be transacted at the Annual Meeting.

     The Board of Directors has fixed the close of business on Monday, May 21, 2001 as the record date (the "Record Date") for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof.

     A copy of the Company's 2000 Annual Report to Stockholders, which contains consolidated financial statements and other information of interest to stockholders, is being mailed with this Notice and the enclosed Proxy Statement on or about June 5, 2001 to all stockholders of record on the Record Date.

                                          By order of the Board of Directors,

                                          ROBERT G. ANDERSEN, Assistant
                                          Secretary

Cambridge, Massachusetts
June 5, 2001

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                                 HYBRIDON, INC.
                               345 VASSAR STREET
                         CAMBRIDGE, MASSACHUSETTS 02139

                                PROXY STATEMENT

                       FOR ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 28, 2001

     This proxy statement (the "Proxy Statement") and the enclosed form of proxy are being furnished by the Board of Directors (the "Board of Directors" or "Board") of Hybridon, Inc. ("Hybridon" or the "Company"), in connection with the Company's annual meeting of stockholders (the "Annual Meeting") to be held on Thursday, June 28, 2001 at 10:00 A.M. at the Hyatt Hotel, 575 Memorial Drive, Cambridge, Massachusetts or any adjournment or postponement thereof.

     All proxies will be voted in accordance with the instructions of the stockholder. If no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of a written revocation or a subsequently dated proxy to the Assistant Secretary of the Company or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not itself be deemed to revoke a proxy unless the stockholder gives affirmative notice at the Annual Meeting that the stockholder intends to revoke the proxy and vote in person.

     On May 21, 2001, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of ____________ shares of Common Stock of the Company, $.001 par value per share (the "Common Stock"). Each share entitles the record holder to one vote on each of the matters to be voted upon at the Annual Meeting.

     THE NOTICE OF THE ANNUAL MEETING, THIS PROXY STATEMENT, THE ENCLOSED PROXY AND THE COMPANY'S 2000 ANNUAL REPORT TO STOCKHOLDERS ARE BEING MAILED TO STOCKHOLDERS ON OR ABOUT JUNE 5, 2001. THE COMPANY WILL, UPON WRITTEN REQUEST OF ANY STOCKHOLDER, FURNISH WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2000, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT EXHIBITS. PLEASE ADDRESS ALL SUCH REQUESTS TO THE COMPANY, ATTENTION OF INVESTOR RELATIONS, 345 VASSAR STREET, CAMBRIDGE, MASSACHUSETTS 02139. EXHIBITS WILL BE PROVIDED UPON WRITTEN REQUEST AND PAYMENT OF AN APPROPRIATE PROCESSING FEE.

                                 VOTES REQUIRED

     The holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of business at the Annual Meeting. Shares of Common Stock present in person or represented by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists at the Annual Meeting.

     The affirmative vote of the holders of a plurality of the votes cast by the stockholders entitled to vote at the Annual Meeting is required for the election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy and voting on the matter is required for the ratification of the selection of the Company's independent auditors.

     Shares which abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and will also not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of the votes cast or shares voting on a matter.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of March 31, 2001 with respect to the beneficial ownership of shares of common stock by each person known to Hybridon to own beneficially more than 5% of the outstanding shares of common stock, assuming conversion of all convertible debt or preferred stock and exercise of all warrants and stock options by such person and only by such person.

                                                                   AMOUNT AND NATURE
                                                              OF BENEFICIAL OWNERSHIP(1)
                                                              ---------------------------
                                                               NUMBER OF      PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                             SHARES          CLASS
------------------------------------                          ------------    -----------
5% STOCKHOLDERS
Founders Financial Group, L.P...............................  7,580,686(2)       29.70%
  53 Forest Avenue
  Old Greenwich, CT 06870
Michael A. Boyd.............................................  7,580,686(3)       29.70%
  c/o Founders Financial Group, L.P.
  53 Forest Avenue
  Old Greenwich, CT 06870
Pecks Management Partners Ltd...............................  4,973,319(4)       21.01%
  One Rockefeller Plaza
  New York, New York 10020
General Motors Employees....................................  4,637,678(5)       19.87%
  Domestic Group Trust
  c/o General Motors Investment Management
  767 Fifth Avenue
  New York, New York 10153
Yahia M. A. Bin Laden.......................................  3,353,977(6)       16.04%
  2 rue Charles Bonnet
  1206 Geneva, Switzerland
Nicris Limited..............................................  3,340,644(7)       15.97%
  c/o Magnin Dunand & Associates
  2 rue Charles Bonnet
  1206 Geneva, Switzerland

                                                                   AMOUNT AND NATURE
                                                              OF BENEFICIAL OWNERSHIP(1)
                                                              ---------------------------
                                                               NUMBER OF      PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                             SHARES          CLASS
------------------------------------                          ------------    -----------
Guardian Life Insurance.....................................  3,535,471(8)       15.90%
  Company of America
  201 Park Avenue South, 7A
  New York, New York 10003
Delaware State Employees Retirement Fund....................  3,058,732(9)       14.06%
  c/o Pecks Management Partners Ltd.
  One Rockefeller Plaza
  New York, New York 10020
Abdelah Bin Mahfouz.........................................  2,272,538(10)      11.88%
  c/o SEDCO
  P.O. Box 4384
  Jeddah 21491 Saudi Arabia
Intercity Holdings Ltd......................................  1,875,000(11)       9.83%
  c/o Cuson Milner House
  18 Parliament Street
  Hamilton, Bermuda
Lincoln National Life Insurance Co..........................  1,871,818(12)       9.10%
  c/o Lynch & Mayer
  520 Madison Avenue
  New York, New York 10022
Abdul Raof M. Abu Anza......................................  1,582,301(13)       7.80%
  P.O. Box 958
  Jeddah 21421 Saudi Arabia
Darier Hentsch & Cie........................................  1,444,288(14)       7.36%
  4 rue de Saussure
  1204 Geneva, Switzerland
Estate of E. Andrews Grinstead III..........................  1,451,112(15)       7.22%
  c/o Hybridon, Inc.
  345 Vassar Street
  Cambridge, MA 02139
Oussama Salam...............................................  1,164,619(16)       5.92%
  c/o Pillar Investment Ltd.
  28 Avenue de Messine
  75008 Paris, France
Declaration of Trust for the Defined Benefit Plan of ICI....  1,146,423(17)       5.78%
  American Holdings, Inc.
  c/o Pecks Management Partners Ltd.
  One Rockefeller Plaza
  New York, New York 10020
Mohammed A. Bajrai..........................................  1,029,287(18)       5.22%
  P.O. Box 18487
  Jeddah 21415 Saudi Arabia

---------------
 (1) The number of shares beneficially owned is determined under rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after March 31, 2001, through the exercise of any stock option or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power, or shares such power with his or her spouse, with respect to all shares of capital stock listed as owned by such person or entity.

 (2) Founders Financial Group, L.P. holdings include:

     - 468,859 shares issuable upon exercise of Class A warrants,

     - 328,677 shares issuable upon exercise of Class B warrants,

     - 280,517 shares issuable upon the exercise of Class C warrants,

     - 25,818 shares issuable upon the exercise of Class D warrants,

     - 2,136,568 shares issuable upon exercise of other warrants,

     - 1,250,000 shares issuable upon conversion of Founders' portion of the $6,000,000 bank loan to Hybridon,

     - 1,870,965 shares issuable upon conversion of 79,516 shares of Series A preferred stock owned by Founders and

     - 461,583 shares issuable upon conversion of $276,950 in convertible debt.

 (3) Includes the following owned by Founders Financial Group, L.P.:

     - 757,699 shares of common stock,

     - 468,859 shares issuable upon exercise of Class A warrants,

     - 328,677 shares issuable upon exercise of Class B warrants,

     - 280,517 shares issuable upon the exercise of Class C warrants,

     - 25,818 shares issuable upon the exercise of Class D warrants,

     - 2,136,568 shares issuable upon exercise of other warrants,

     - 1,250,000 shares issuable upon conversion of Founders' portion of the $6,000,000 bank loan to Hybridon,

     - 1,870,965 shares issuable upon conversion of 79,516 shares of Series A preferred stock, and

     - 461,583 shares issuable upon conversion of $276,950 on convertible debt.

     Mr. Boyd is the sole director and shareholder of Michael A. Boyd, Inc., which is the general partner of Founders Financial Group, L.P. Hence, Mr. Boyd controls Founders Financial Group, L.P. and may be considered a beneficial owner of the shares beneficially owned by such entity.

 (4) Includes 129,735 shares of Series A preferred stock owned by investment advisory clients of Pecks, which clients would receive dividends and the proceeds from the sale of such shares. Two of these clients are Delaware State Employees Retirement Fund and Declaration of Trust for the Defined Benefit Plan of ICI American Holdings, Inc. These shares of Series A preferred stock are convertible into 3,052,588 shares of common stock of Hybridon. This amount also includes a total of 208,895 shares issuable upon the exercise of Class A warrants, a total of 394,348 shares issuable upon the exercise of Class D warrants and a total of 690,113 shares issuable upon the exercise of other warrants held by the foregoing entities. This number also includes 627,375 shares issuable upon conversion of a portion of the $6,000,000 bank loan to Hybridon owned by the foregoing entities.

 (5) Includes 125,676 shares of Series A preferred stock which are convertible into 2,957,082 shares of Hybridon common stock. This amount also includes 492,783 shares issuable upon the exercise of Class A warrants, 622,188 shares issuable upon the exercise of other warrants and 565,625 shares issuable upon conversion of a portion of a $6,000,000 bank loan to Hybridon owned by this entity.

 (6) Includes 9,900 shares of Series B preferred stock which are convertible into 1,980,000 shares of Hybridon common stock held by Nicris Limited and 234,764 shares issuable upon the exercise of Class B warrants held by Nicris Limited. Also includes 1,125,880 shares held by Nicris Limited. Mr. Bin Laden, a controlling stockholder of Nicris, may be considered a beneficial owner of the shares beneficially owned by such entity.

 (7) Includes 9,900 shares of Series B preferred stock which are convertible into 1,980,000 shares of Hybridon common stock. This amount also includes 234,764 shares issuable upon the exercise of Class B warrants held by Nicris Limited.

 (8) Includes 120,051 shares of Series A preferred stock which are convertible into 2,824,729 shares of common stock of Hybridon. This amount also includes 353,316 shares issuable upon the exercise of Class A warrants and 252,101 shares issuable upon the exercise of Class D warrants. This amount also includes the following holdings of the Guardian Pension Trust Fund:

     - 3,686 shares of Series A preferred stock which are convertible into 86,729 shares of Hybridon common stock and

     - 18,596 shares issuable upon the exercise of Class A warrants.

 (9) Includes 80,942 shares of Series A preferred stock which are convertible into 1,904,518 shares of common stock of Hybridon. This amount also includes 137,918 shares issuable upon the exercise of Class A warrants, 270,271 shares issuable upon the exercise of Class D warrants, 390,775 shares issuable upon the exercise of other warrants and 355,250 shares issuable upon conversion of a portion of the $6,000,000 bank loan to Hybridon owned by this entity.

(10) Includes 1,500,000 shares held by Intercity Holdings Ltd. and 341,666 shares held by HTI Investments Ltd. Also includes 375,000 shares issuable upon exercise of Class B warrants held by Intercity Holdings and 55,872 shares issuable upon the exercise of warrants held by Global Investments. Mr. Bin Mahfouz, a controlling stockholder of the foregoing entities may be considered a beneficial owner of the shares beneficially owned by such entities.

(11) Includes 375,000 shares issuable upon the exercise of Class B warrants held by Intercity Holdings Ltd.

(12) Includes 47,197 shares of Series A preferred stock which are convertible into 1,110,518 shares of common stock of Hybridon. This amount also includes 238,023 shares issuable upon the exercise of Class A warrants. This amount also includes the following holdings of Lincoln National Convertible Securities Fund:

     - 18,314 shares of Series A preferred stock which are convertible into 430,918 shares of Hybridon common stock and

     - 92,359 shares issuable upon the exercise of Class A warrants.

(13) Includes 6,128 shares of Series B preferred stock which are convertible into 1,225,600 shares of Hybridon common stock. This amount also includes 290,034 shares issuable upon the exercise of warrants and 66,667 shares issuable upon the conversion of $40,000 in convertible debt that Mr. Abu Anza has the right to acquire upon the exercise of warrants.

(14) Includes 3,966 shares of Series B preferred stock which are convertible into 793,200 shares of Hybridon common stock. This amount also includes 140,636 shares issuable upon the exercise of Class B warrants held by Darier Hentsch.

(15) Includes 1,968 shares of Series B preferred stock which are convertible into 393,600 shares of Hybridon common stock. This amount also includes 1,010,919 shares subject to outstanding stock options which are exercisable within the 60-day period following March 31, 2001.

(16) Includes 428,879 shares issuable upon the exercise of warrants and 2,046 shares of Series B preferred stock which are convertible into 409,200 shares of Hybridon common stock. Also includes 148,882 shares issuable upon the conversion of $89,329 in convertible debt that Mr. Salam has the right to acquire upon exercise of warrants.

(17) Includes 29,223 shares of Series A preferred stock which are convertible into 687,600 shares of common stock of Hybridon. This amount also includes 42,153 shares issuable upon the exercise of Class A warrants, 74,265 shares issuable upon the exercise of Class D warrants, 179,355 shares issuable upon the exercise of other warrants and 163,050 shares issuable upon conversion of a portion of the $6,000,000 bank loan to Hybridon owned by this entity.

(18) Includes 2,479 shares of Series B preferred stock which are convertible into 495,800 shares of Hybridon common stock. This amount also includes the following holdings of Bajrai International Group Ltd:

     - 2,479 shares of Series B preferred stock which are convertible into 495,800 shares of Hybridon common stock and

     - 37,687 Class B warrants.

     The following table sets forth certain information as of March 31, 2001, with respect to the beneficial ownership of shares of common stock and Series A and B preferred stock by each of Hybridon's directors and executive officers, individually, and the directors and executive officers of Hybridon as a group, assuming conversion of all convertible debt or preferred stock and exercise of all warrants and stock options by such person and only by such person.

                                                                       CONVERTIBLE PREFERRED STOCK
                                                            -------------------------------------------------
                                       COMMON STOCK                SERIES A                  SERIES B
                                 ------------------------   -----------------------   -----------------------
                                  BENEFICIAL     PERCENT     BENEFICIAL    PERCENT     BENEFICIAL    PERCENT
   NAME OF BENEFICIAL OWNER      OWNERSHIP(1)    OF CLASS   OWNERSHIP(1)   OF CLASS   OWNERSHIP(1)   OF CLASS
   ------------------------      ------------    --------   ------------   --------   ------------   --------
DIRECTORS AND EXECUTIVE
OFFICERS
C. Keith Hartley...............    7,724,256(2)   30.10%       79,516(3)    12.97%          --           --
Arthur W. Berry................    5,428,919(4)   22.50%      129,735(5)    21.17%       2,203         2.90%
Sudhir Agrawal, D. Phil........    1,435,883(6)    7.14%           --          --           --           --
Youssef El Zein................    1,320,389(7)    6.63%           --          --        3,781         4.97%
Paul C. Zamecnik, M.D. ........    1,080,895(8)    5.59%           --          --          899         1.18%
James B. Wyngaarden, M.D. .....      411,130(9)    2.15%           --          --           --           --
Robert G. Andersen.............      341,080(10)   1.79%           --          --           --           --
Nasser Menhall.................      225,059(11)   1.19%           --          --          159            *
Camille A. Chebeir.............       39,000(12)      *            --          --           --           --
All directors and executive
  officers as a group(9
  persons).....................   18,006,611      51.03%      209,251       34.14%       7,042         9.26%

---------------
  *  Less than 1%

 (1) The number of shares beneficially owned by each director and executive officer is determined under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after March 31, 2001, through the exercise of any stock option or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power or shares such power, with his or her spouse, with respect to all shares of capital stock listed as owned by such person or entity.

 (2) C. Keith Hartley's holdings include the following owned by Founders Financial Group, L.P.:

     - 757,699 shares of common stock,

     - 468,859 shares issuable upon the exercise of Class A warrants,

     - 328,677 shares issuable upon the exercise of Class B warrants,

     - 280,517 shares issuable upon the exercise of Class C warrants,

     - 25,818 shares issuable upon the exercise of Class D warrants,

     - 2,136,568 shares issuable upon the exercise of other warrants,

     - 1,250,000 shares issuable upon conversion of Founders' portion of the $6,000,000 bank loan to Hybridon,

     - 1,870,965 shares issuable upon conversion of 79,516 shares of Series A preferred stock and

     - 461,583 shares issuable upon conversion of $276,950 in convertible debt.

     Mr. Hartley, an affiliate of Founders, may be considered a beneficial owner of the shares beneficially owned by such entity. This amount also includes 138,570 shares issuable upon the exercise of warrants and 5,000 shares subject to outstanding stock options owned by Mr. Hartley.

 (3) Consists of 79,516 shares of Series A preferred stock owned by Founders. Mr. Hartley, an affiliate of Founders, may be considered a beneficial owner of the shares beneficially owned by Founders.

 (4) Includes 129,735 shares of Series A preferred stock owned by investment advisory clients of Pecks, which clients would receive dividends and the proceeds from the sale of such shares. Two of these clients are Delaware State Employees Retirement Fund and Declaration of Trust for the Defined Benefit Plan of ICI American Holdings, Inc. These shares of Series A preferred stock are convertible into 3,052,588 shares of common stock of Hybridon. This amount also includes a total of 208,895 shares issuable upon the exercise of Class A warrants, a total of 394,348 shares issuable upon the exercise of Class D warrants and a total of 690,113 shares issuable upon the exercise of other warrants held by the foregoing entities. This number also includes 627,375 shares issuable upon conversion of a portion of the $6,000,000 bank loan to Hybridon owned by the foregoing entities. Mr. Berry is an investment advisor to these companies and may be considered a beneficial owner of the shares owned by such entities. Mr. Berry disclaims beneficial ownership of these shares. This number also includes 15,000 shares issuable upon the exercise of stock options held by Mr. Berry and 2,203 shares of Series B preferred stock which are convertible into 440,600 shares of Hybridon common stock owned by Mr. Berry.

 (5) Includes 129,735 shares of Series A preferred stock owned by investment advisory clients of Pecks which clients would receive dividends and the proceeds from the sale of such shares. Mr. Berry is an investment advisor to these companies and may be considered a beneficial owner of the shares owned by such entities. Mr. Berry disclaims beneficial ownership of these shares.

 (6) Includes 1,418,123 shares subject to outstanding stock options which are exercisable within the 60-day period following March 31, 2001.

 (7) Youssef El Zein's holdings include:

     - 288,927 shares issuable upon the exercise of warrants,

     - 23,000 shares issuable upon the exercise of stock options,

     - 3,781 shares of Series B preferred stock which are convertible into 756,200 shares of Hybridon common stock, and

     - 149,572 shares issuable upon the conversion of $89,743 in convertible debt that Mr. El Zein has the right to acquire upon exercise of warrants.

 (8) Dr. Paul C. Zamecnik's holdings include the following:

     - 221,000 shares subject to outstanding stock options which are exercisable within the 60-day period following March 31, 2001,

     - 230,793 shares issuable upon the exercise of warrants and

     - 899 shares of Series B preferred stock which are convertible into 179,800 shares of Hybridon common stock.

 (9) Includes 353,272 shares subject to outstanding stock options which are exercisable within the 60-day period following March 31, 2001, 27,737 shares issuable upon the exercise of warrants and 700 shares held by Dr. Wyngaarden's children.

(10) Includes 341,080 shares subject to outstanding stock options which are exercisable within the 60-day period following March 31, 2001.

(11) Nasser Menhall's holdings include the following:

     - 23,000 shares issuable upon the exercise of stock options,

     - 114,662 shares issuable upon the exercise of warrants,

     - 159 shares of Series B preferred stock which are convertible into 31,800 shares of Hybridon common stock and

     - 21,367 shares issuable upon the conversion of $12,820 in convertible debt that Mr. Menhall has the right to acquire upon exercise of warrants.

(12) Includes 14,000 shares subject to outstanding stock options, which are exercisable within the 60-day period following March 31, 2001.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

     The Board of Directors, consisting of eight directors, is divided into three classes. Each class of directors is elected for a staggered three-year term.

     At the Annual Meeting, two directors will be elected as Class III directors, each of whose term will expire at the 2004 Annual Meeting of Stockholders and until his successor is elected and qualified. Both of the Company's existing Class III directors, Dr. Sudhir Agrawal and Youssef El Zein, have been nominated for re-election at the Annual Meeting. Each nominee has indicated his willingness to serve, if elected; however, if any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee. The Board of Directors has no reason to believe that either of the nominees will be unable to serve if elected.

     The shares in the enclosed proxy will be voted FOR the persons nominated, unless a vote is withheld for any or all of the individual nominees. Each member of the Board of Directors, including those who are nominees for election as Class III Directors, has provided the following information concerning his respective name, age (as of March 31, 2001), length of service as a director of the Company, principal occupation and business experience for at least the past five years and the names of other publicly held companies of which he serves as a director.

NAME                                      AGE   SINCE   POSITION
----                                      ---   -----   --------
DIRECTORS WHOSE TERMS EXPIRE IN 2002
(CLASS I DIRECTORS)
Arthur W. Berry.........................  59    1998    Director
C. Keith Hartley........................  58    2000    Director
Nasser Menhall..........................  45    1992    Director

DIRECTORS WHOSE TERMS EXPIRE IN 2003
(CLASS II DIRECTORS)
Camille A. Chebeir......................  62    1999    Director
James B. Wyngaarden, M.D................  76    1990    Chairman of the Board of Directors
Paul C. Zamecnik, M.D...................  88    1990    Director

NOMINEES FOR TERMS EXPIRING IN 2004
(CLASS III DIRECTORS)
Sudhir Agrawal, D. Phil.................  47    1993    President and Acting Chief Executive
                                                        Officer, Chief Scientific Officer and
                                                        Director
Youssef El Zein.........................  52    1992    Vice Chairman of the Board of Directors

     Dr. Sudhir Agrawal joined Hybridon in January 1992 as Principal Research Scientist and served in various scientific positions, including Vice President of Discovery, Chief Scientific Officer, Senior Vice President of Discovery, and President and Acting Chief Executive Officer in February 2000. He has served on the Board of Directors since March 1993. Prior to joining Hybridon, Dr. Agrawal served as a Foundation Scholar at the Worcester Foundation from 1987 through 1991. Dr. Agrawal served as a Research Associate at Research Council Laboratory of Molecular Biology in Cambridge, England from 1985 to 1986, studying synthetic oligonucleotides. Dr. Agrawal received a B.Sc. in chemistry, botany and zoology in 1973, an M.Sc. in organic chemistry in 1975 and a D. Phil. in chemistry in 1980 from Allahabad University in India.

     Arthur W. Berry was appointed member of the Board of Directors of Hybridon in 1998. He has been Chairman and Managing Partner of Pecks Management Partners, from 1990 to 2000, and was Vice President and Co-Manager of the Alliance Convertible Securities Group and President of the Alliance Convertible Fund from 1985 to 1990. Prior to joining Alliance, he was Vice President and Head of Special Funds Section and Manager of the Harris Convertible Fund at Harris Bank and Senior Portfolio Manager in the bank's Individual Investment Management Group. He is also a member of the board of directors of Intellicorp, Inc.

     Camille A. Chebeir was appointed member of the Board of Directors of Hybridon in 1999. Since 1995, he has been President of Sedco Services, Inc., a company which manages investments of the Bin Mafouz Saudi Arabian family. In that capacity, he serves on the boards of various entities in which Sedco Services, Inc. invests. Mr. Chebeir was previously the Executive Vice President/General Manager of National Commercial Bank, New York branch. Mr. Chebeir is a former President of the Arab Bankers Association of North America.

     Youssef El Zein was appointed member of the Board of Directors of Hybridon in 1992, and has been Vice Chairman of the Board of Directors of Hybridon since February 1997. He has been Executive Officer of Pillar S.A., a private investment and management consulting firm, since 1991; Chairman of the WorldCare Group since 1993; and member of the board of directors of Pillar Investment Limited ("Pillar Investment"), a private investment and management consulting firm, since 1991.

     C. Keith Hartley was appointed member of the Board of Directors of Hybridon in 2000. Mr. Hartley is Managing Partner of Hartley Capital Advisors, Merchant Bankers and an affiliate of Founders Financial Group, L.P. He was Managing Partner of Forum Capital Markets LLC from August, 1995 to August 2000. Prior to that, Mr. Hartley was an independent financial consultant from May, 1991 to August, 1995. Mr. Hartley also serves as a Director of Comdisco, Inc., Swisher International Group, Inc. and U.S. Diagnostics, Inc.

     Nasser Menhall was appointed member of the Board of Directors of Hybridon in 1992. He has been a member of the board of directors and Chief Executive Officer of the WorldCare Group, a teleradiology company, since 1993; President of Pillar Investment Limited, a private investment and management consulting firm, since 1990; and President of Biomedical Associates, a private investment firm, since 1990.

     Dr. James B. Wyngaarden was appointed member of the Board of Directors of Hybridon in 1990, was Vice Chairman of the Board of Directors from February 1997 to February 2000 at which time he was appointed Chairman of the Board of Directors. He is a principal in the Washington Advisory Group LLC which he founded in 1996. From 1995 to 1997 he was Senior Associate Dean, International Affairs, University of Pennsylvania Medical School. He was Foreign Secretary of the National Academy of Sciences and the Institute of Medicine from 1990 to 1994; council member of the Human Genome Organization from 1990 to 1993 and Director from 1990 to 1991; and Director of the National Institutes of Health from 1982 to 1989. He is also a member of the board of directors of Human Genome Sciences, Inc. and Genaera Corporation and the author of approximately 250 scientific publications.

     Dr. Paul C. Zamecnik was appointed member of the Board of Directors of Hybridon in 1990. He was Principal Scientist at the Worcester Foundation for Biomedical Research, Inc. from 1979 to 1996, and has been Collis P. Huntington Professor of Oncologic Medicine Emeritus at the Harvard Medical School since 1979. He is also currently Senior Scientist and Honorary Physician at Massachusetts General Hospital in Boston.

     Hybridon's restated certificate of incorporation provides for a staggered Board of Directors consisting of three classes, with each class having approximately the same number of members. At each annual meeting of Hybridon's stockholders, the term of one class ends and the successors of the directors in that class are elected for a term of three years. Hybridon has currently designated three directors in each class, except for Class III which has two, as indicated in the above table. They are to serve until the annual meeting of stockholders to be held in 2002, 2003 and 2004, respectively, and until their respective successors are elected and qualified, or until their earlier resignation or removal. The restated certificate of incorporation provides that directors may be removed only for cause by a majority of stockholders.

     For information relating to shares of Common Stock owned by each of the directors, see "Security Ownership of Certain Beneficial Owners and Management."

                               EXECUTIVE OFFICERS

     The following table sets forth certain information regarding the executive officers of Hybridon as of March 31, 2001.

NAME                                        AGE    POSITION
----                                        ---    --------
Sudhir Agrawal, D. Phil...................  47     President and Acting Chief Executive
                                                   Officer, Chief Scientific Officer, and
                                                   Director
Robert G. Andersen........................  50     Chief Financial Officer, Vice President of
                                                   Operations and Planning, Treasurer and
                                                   Assistant Secretary
R. Russell Martin, M.D....................  64     Senior Vice President of Drug Development
Jin-yan Tang, Ph.D........................  56     Vice President of Chemistry

     Robert G. Andersen joined Hybridon in November 1996 and served as Vice President of Systems Engineering and Management Information Systems prior to being appointed Vice President of Operations and Planning in 1997. Treasurer in March 1998, and Chief Financial Officer of Hybridon in February 2000. Mr. Andersen also serves as a director of Origenix Technologies, Inc., a Hybridon spin-off company based in Montreal, Canada. Prior to joining Hybridon, Mr. Andersen served in a variety of positions at Digital Equipment Corporation, a computer company, from 1986 to 1996, most recently as Group Manager of the Applied Objects Business Unit.

     Dr. R. Russell Martin joined Hybridon and was appointed Vice President of Clinical Research in 1994. He became Vice President of Drug Development during 1996 and Senior Vice President of Drug Development in 1998. Dr. Martin is also a member of the Board of Directors of MethylGene, Inc., one of Hybridon's spin-offs.

     Dr. Jin-yan Tang has worked at Hybridon since 1991. Dr. Tang was Vice President of Process Research and Development from 1995 to 1997, followed by Vice President of Production from 1997 to 2000 and Vice President of Chemistry starting in 2000.

                              CERTAIN TRANSACTIONS

     Since January 1, 2000, Hybridon has entered into or has been engaged in the following transactions with the following Hybridon directors, officers, stockholders who beneficially own more than 5% of the outstanding common stock of Hybridon and affiliates or immediate family members of those directors, officers and 5% Stockholders. Hybridon believes that the terms of the transactions described below were no less favorable than Hybridon could have obtained from unaffiliated third parties.

TRANSACTIONS WITH PILLAR INVESTMENT LTD. AND CERTAIN OF ITS AFFILIATES

     Hybridon and Pillar Investment Ltd. had entered into an advisory agreement dated May 5, 1998, under which Pillar Investment acted as Hybridon's non-exclusive financial advisor. Under this agreement, Hybridon has paid Pillar Investment a variety of fees for services including a monthly retainer of $5,000. This advisory agreement expired on May 5, 2000, was not renewed and in that year Hybridon paid Pillar Investment the sum of $25,000.

     Pursuant to a late 1999 private placement offering, completed in early 2000, Hybridon sold 8% notes to certain investors, including some investors that Pillar Investment introduced to Hybridon. In connection with this offering, and in lieu of any compensation due under the financial advisory agreement between Hybridon and Pillar Investment, Hybridon agreed to pay Pillar Investment's reasonable expenses and to issue to Pillar Investment and its designees additional 8% notes in an aggregate principal amount equal to 9% of the aggregate principal amount of 8% notes purchased by those Pillar-introduced investors. Hybridon also agreed to issue to Pillar Investment and its designees warrants to purchase additional 8% notes in an aggregate principal amount equal to 10% of the aggregate principal amount of 8% notes purchased by those Pillar-introduced investors. These warrants have a strike price equal to 110% of the principal amount of the 8% notes purchasable thereunder. Upon completion of the offering, Pillar Investment had earned $366,685 in 8% notes and warrants to purchase an additional $407,428 in 8% notes. Mr. El Zein is a member of the Board of Directors of Pillar Investment.

     In addition, in connection with the financing conducted in late 1999/early 2000, other Hybridon directors and certain affiliates of Hybridon directors purchased Hybridon 8% notes in the amounts set forth below:

Nicris Limited is a 5% stockholder and affiliate of Mr. Bin
  Ladin.....................................................    $600,000
Darier Hentsch & Cie is a 5% stockholder....................    $400,000
Founders Financial Group, L.P. is a 5% stockholder and
  affiliate of Messrs. Hartley and Purkey...................    $250,000
Harold L. Purkey is a former Director.......................    $100,000
Arthur W. Berry is a Director...............................    $200,000
H.F. Powell is a former Director............................    $100,000
Paul C. Zamecnik, M.D. is a Director........................    $ 26,000

     Two other principals of Founders each purchased $100,000 of the 8% notes.

FINANCING AND CONSULTING TRANSACTIONS

     In March 1999, Hybridon entered into consulting arrangements with each of Mr. Powell, Dr. Zamecnik and Dr. Wyngaarden providing that each of them will act as a consultant to Hybridon for a two-year period and will receive a consulting fee of $20,000 per year for general consulting services. In addition, each agreement provides that each will receive a consulting fee of $1,500 per day of on-site consulting services provided at Hybridon's corporate offices, or at an alternative site agreed upon by the parties, and at Hybridon's prior request. Additional fees for special projects will be negotiated separately between the parties. Dr. Zamecnik has received $26,000 in convertible notes for his 1999 consulting services and board fees, which he exchanged for 286 shares of Series B preferred stock in March 2001. Mr. Powell's consulting agreement terminated when Mr. Powell resigned from the Board of Directors of Hybridon in February 2000. Dr. Wyngaarden's Consulting Agreement was replaced with a quarterly stipend of $15,000 upon Dr. Wyngaarden's appointment to Chairman of the Board of Directors in February 2000. Dr. Zamecnik and the company are presently discussing how much cash or, at his option, shares of common stock he will receive for his services in 2000.

     Certain persons and entities, including Dr. Zamecnik, Pillar S.A., Pillar Investment Limited, Founders, the entities advised by Pecks, Intercity Holdings, Mr. Bin Laden and Nicris Limited, are entitled to certain rights with respect to the registration under the Securities Act of 1933, as amended, of certain shares of Hybridon's common stock, including shares of common stock that may be acquired pursuant to the exercise of options or warrants, under the terms of agreements among Hybridon and the stockholders. The registration rights agreements were entered into in connection with certain equity investments and generally provide that in the event Hybridon proposes to register any of its securities under the Securities Act at any time, with certain exceptions, the stockholders, including Pillar S.A., Pillar Investment Limited, Intercity Holdings, Mr. Bin Ladin and Nicris Limited, but excluding, among others, Dr. Zamecnik, have the additional right under certain registration agreements to require Hybridon to prepare and file registration statements under the Securities Act, if stockholders holding specified percentages of the registrable shares so request. Hybridon is required to use its best efforts to effect that registration, subject to certain conditions and limitations.

YEAR 2000 CREDIT FACILITY

     On May 30, 2000 Hybridon entered into a Line of Credit Agreement to obtain a $2,000,000 credit facility. The lenders included directors and major stockholders of Hybridon set forth below:

NAME OF LENDER                    AMOUNT OF LOAN              NUMBER OF WARRANTS
--------------              --------------------------    --------------------------
Oussama Salam individually           $111,000                         185,746
Paul C. Zamecnik, M.D.               $200,000                         199,543
Global Investments
  Enterprises, Ltd.                  $ 56,000                          55,872
James Wyngaarden, M.D.               $ 27,800                          27,737
Keith Hartley                        $138,888                         138,570
Abdul Raof M. Abu Anza               $110,500                         110,249

     The $2.0 million credit facility was intended to provide Hybridon with working capital pending the closing of the sale of Hybridon Specialty Products business, which manufactured and sold synthetic DNA. Hybridon was permitted to draw upon the facility at any time prior to the earlier of September 30, 2000, and the date the Hybridon Specialty Products sale was consummated. On July 10, 2000, Hybridon drew down approximately $500,000 under the $2.0 million credit facility and on August 10, 2000 another $500,000 was drawn down.

     Loans made under the $2.0 million credit facility matured and became due on the earlier of September 30, 2000 or the date the Hybridon Specialty Products sale was consummated. At the maturity date, each lender could elect either (a) conversion of its portion of the loan into shares of Hybridon's common stock at the rate of one share for each $1.08 of principal and interest then accrued, the $1.08 conversion price being equal to the closing price of the Hybridon common stock at the time the lenders expressed their willingness to extend the $2.0 million credit facility, or (b) repayment of its portion of the $2.0 million credit facility. The outstanding balance of this credit facility has been repaid from the proceeds of the Hybridon Specialty Products sale. The lenders also received warrants to purchase shares of the Company common stock at $1.08 per share.

AGREEMENT WITH $6.0 MILLION NOTE HOLDERS

     On March 28, 2001, Hybridon entered into an agreement with the holders of its $6.0 million notes whereby it would pay off $3,000,000 of the notes. In addition, it agreed that it would deposit the sum of $821,250 to secure the payment of the balance remaining on notes held by a particular lender group. This arrangement was made to encourage the holders of these notes to release their security interest in the shares of MethylGene, Inc., a Quebec corporation which the Company owned as a result of helping to found

MethylGene in 1999. Lenders holding the $6,000,000 loan include companies which are holders of 5% or more of the Company's common stock including Founders Financial Group L.P., an advisory firm one of whose former principals, Keith Hartley, is a director of the Company and clients of Pecks Management Partners Ltd. one of whose former principals, Arthur W. Berry, is a director. The loans held by these entities were paid off proportionately but all of the $821,250 will be deposited to secure the loans held by clients of Pecks Management Partners.

OTHER TRANSACTION

     On November 20, 2000, Hybridon entered into a severance arrangement with Mr. Grinstead, whose employment with Hybridon terminated effective as of April 30, 2000. See "Compensation of Executive Officers and Directors -- Employment Agreements, Termination of Employment and Change in Control Arrangements."

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires each director and each executive officer of the Company and each holder of more than 10% of the outstanding shares of the Company's Common Stock to file with the Commission an initial statement of ownership and, as required, a statement of changes in ownership of equity securities of the Company. Each such person is required by Commission regulations to furnish the Company with a copy of each Section 16(a) statement it files with respect to the Company.

     Based solely on its review of copies of filed Section 16(a) statements, the Company believes that during 2000 all directors and executive officers of the Company and all holders of more than 10% of the outstanding shares of Common Stock complied with the requirements of Section 16(a) of the Exchange Act, except that each of the following persons failed to timely file (quantity) Statements of Changes of Beneficial Ownership of Securities on Form 4 in connection with transactions effected during 2000: Arthur W. Berry (5), Harold
L. Purkey (2), Youssef El Zein (9), Nasser Menhall (10), E. Andrews Grinstead, III (2), Dr. Sudhir Agrawal (1), Dr. Paul C. Zamecnik (7), Dr. James B. Wyngaarden (5), Camille A. Chebeir (1), C. Keith Hartley (6), Robert G. Andersen
(1), Founders Financial Group, L.P. (3), Pecks Management Partners Ltd. (1), General Motors Employees Domestic Group Trust (1), Delaware State Employees Retirement Fund (1), Yahia M.A. Bin Laden (5), Nicris Ltd. (5), Abdelah Bin Mahfouz (3), Michael A. Boyd (3), and Pillar Investment Limited (6).

BOARD OF DIRECTORS AND COMMITTEE MEETINGS

     The Board of Directors held 15 meetings (including by telephone conference and by written consent) in 2000. The directors attended an average of 90% of the Board meetings and 100% of their committee meetings.

     The Board of Directors has an Audit Committee, which reviews the results and scope of the audit and other services provided by the Company's independent public accountants. The Audit Committee held one meeting during 2000. The members of the Audit Committee are Messrs. Chebeir, Menhall and Dr. Wyngaarden.

     The Board of Directors has a Compensation Committee, which reviews the salaries, benefits and any other compensation of the Company's senior executive officers, to make recommendations to the Board of Directors with respect to these matters and to administer the Company's stock option plans. In 2000, the Compensation Committee held one meeting. The members of the Compensation Committee are Messrs. Berry, El Zein and Dr. Wyngaarden.

     The Board of Directors does not have a standing nominating committee. The function customarily performed by a nominating committee is undertaken by the Board of Directors, as a whole, which entertains nominations made by any Board member. In the past, the Board of Directors has established special nominating committees to identify and propose potential new Board members, and the Board may do so again in the future.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth the compensation for the fiscal years ended December 31, 2000, 1999 and 1998 for Hybridon's former Chief Executive Officer, President and Chief Scientific Officer and Chief Financial Officer, who were serving as Executive Officers at December 31, 2000 as well as the Company's Senior Vice President, Drug Development and Vice President, Chemistry whose total annual salary and bonus exceeded $100,000 in fiscal 2000:

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG-TERM
                                                                                          COMPENSATION
                                                     ANNUAL COMPENSATION                     AWARDS
                                        ----------------------------------------------    ------------
                                                                OTHER       SECURITIES        ALL
                                                                ANNUAL      UNDERLYING       OTHER
NAME AND PRINCIPAL POSITION              SALARY     BONUS    COMPENSATION    OPTIONS      COMPENSATION
---------------------------             --------   -------   ------------   ----------    ------------
E. Andrews Grinstead, III......  2000   $125,000         0     $31,250(1)            0      $333,317(2)
  Former Chief Executive         1999   $375,000         0     $93,750(1)    1,763,319(3)   $ 42,548(2)
  Officer and former Director    1998   $375,000         0     $93,750(1)      500,000      $ 44,832(2)

Sudhir Agrawal, D. Phil........  2000   $293,750         0     $58,750(1)      500,000      $ 28,846(5)
  President and Acting Chief     1999   $250,000         0     $50,000(1)    1,618,263(3)   $ 25,962(5)
  Executive Officer, Chief       1998   $250,000         0     $50,000(1)      500,000      $ 22,115(5)
  Scientific Officer and
  Director

Robert G. Andersen.............  2000   $225,625         0     $10,640(4)      450,000      $  8,846(5)
  Chief Financial Officer, Vice  1999   $187,500         0     $ 8,633(4)      288,350(3)          0
  President of Operations and    1998   $170,000   $20,000     $ 7,891(4)      175,000             0
  Planning, Treasurer and
  Assistant Secretary

R. Russell Martin, M.D.........  2000   $230,876         0     $12,808(4)            0      $  7,328(5)
  Senior Vice President of       1999   $227,500         0     $11,632(4)      388,540(3)          0
  Drug Development               1998   $227,500         0     $12,112(4)      250,000             0

Jin-yan Tang, Ph.D.............  2000   $195,192         0     $ 8,963(4)            0      $  6,482(5)
  Vice President of Chemistry    1999   $175,000         0     $ 7,695(4)      193,872(3)          0
                                 1998   $175,000         0     $ 7,627(4)      100,000             0

(1) Other annual compensation paid, or to be paid, by Hybridon to, or for the benefit of, the named executive officers is as follows:

                                                               2000       1999       1998
                                                              -------    -------    -------
E. Andrews Grinstead, III
Paid in lieu of employee benefits...........................  $22,285    $79,288    $79,903
Purchase of life insurance and other payments to third
  parties...................................................    8,965     14,462     13,487
                                                              -------    -------    -------
          Total.............................................  $31,250    $93,750    $93,750
                                                              =======    =======    =======

                                                               2000       1999       1998
                                                              -------    -------    -------
Sudhir Agrawal, D. Phil
Paid in lieu of employee benefits...........................  $44,475    $36,789    $37,462
Purchase of life insurance and other payments to third
  parties...................................................   14,275     13,211     12,538
                                                              -------    -------    -------
          Total.............................................  $58,750    $50,000    $50,000
                                                              =======    =======    =======

(2) All other compensation paid, or to be paid, by Hybridon to, or for the benefit of, the named executive officer is as follows:

                                                                2000       1999       1998
                                                              --------    -------    -------
E. Andrews Grinstead, III
Loan forgiven per termination contract......................  $273,850
Other termination benefits..................................    45,044
Surrender of unused vacation days...........................    14,423    $42,548    $28,832
Additional payments.........................................        --         --     16,000
                                                              --------    -------    -------
          Total.............................................  $333,317    $42,548    $44,832
                                                              ========    =======    =======

(3) During 1999 Hybridon reduced the exercise price of all employee stock options to $.50 per share. The number of repriced stock options amounts to 1,263,319 for Mr. Grinstead, 1,118,263 for Dr. Agrawal, 225,455 for Mr. Andersen, 319,330 for Dr. Martin and 150,451 for Dr. Tang. These repriced stock options are included in the "Summary Compensation Table."

(4) Purchase of life, disability and health insurance.

(5) Compensation paid, or to be paid, to the named officer in exchange for the surrender of unused vacation days.

OPTION GRANTS TABLE

     The following table sets forth certain information concerning grants of stock options made during fiscal 2000 to each of the named executive officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                          INDIVIDUAL GRANTS
                                --------------------------------------
                                  NUMBER     PERCENTAGE OF                             POTENTIAL REALIZABLE VALUE
                                    OF           TOTAL                                  AT ASSUMED ANNUAL RATES
                                SECURITIES      OPTIONS                               OF STOCK PRICE APPRECIATION
                                UNDERLYING    GRANTED TO     EXERCISE                     FOR OPTIONS TERM (2)
                                  OPTION     EMPLOYEES IN    PRICE PER   EXPIRATION   ----------------------------
NAME                              GRANTS      FISCAL YEAR      SHARE      DATE(1)         5%               10%
----                            ----------   -------------   ---------   ----------   -----------      -----------
Sudhir Agrawal, D. Phil
  01/01/00 grant..............   500,000         49.4%        $1.063      01/01/10     $295,653         $785,602
Robert G. Andersen
  06/13/00 grant..............   450,000         44.4%        $ 1.25      06/13/10     $353,753         $896,480

---------------
(1) The expiration date of each option is the tenth anniversary of the date on which the option was originally granted.

(2) The amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock increase of 5% and 10%, compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on future performance of the common stock, the optionholder's continued employment through the option period, and the date on which the options are exercised. As of April 25, 2001, the last sale price of common stock of Hybridon was $0.62.

(3) Dr. Agrawal and Mr. Andersen had 1,196,524 and 281,816 exercisable options, respectively, at December 31, 2000. The remaining options become exercisable over various periods through March 13, 2003.

             AGGREGATED OPTION EXERCISES AND YEAR-END OPTION TABLE

     The following table sets forth certain information concerning the number and value of unexercised options held by each of the named executive officers on December 31, 2000:

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                       NUMBER OF SHARES          VALUE OF UNEXERCISED IN
                                                     UNDERLYING OPTIONS AT        THE MONEY OPTIONS AT
                                                        FISCAL YEAR-END            FISCAL YEAR-END(1)
                                                   -------------------------    -------------------------
                                                   EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
                                                   -------------------------    -------------------------
E. Andrews Grinstead, III........................      1,010,919/0                        $0/$0
Sudhir Agrawal, D. Phil..........................      1,196,524/421,739                  $0/$0
Robert G. Andersen...............................        281,816/418,639                  $0/$0
R. Russell Martin, M.D...........................        235,799/108,531                  $0/$0
Jin-yan Tang, Ph.D...............................        120,193/ 55,258                  $0/$0

---------------

(1) The closing price for the common stock as reported by The NASDAQ OTC Bulletin Board on December 29, 2000 was $0.42. Value is calculated on the basis of the difference between the option exercise price and $0.42, multiplied by the number of shares of common stock underlying the option.

DIRECTOR COMPENSATION

     Hybridon directors who are not full-time employees of the Company, i.e., outside directors, may be paid up to $1,500 for personal or telephonic attendance at Board of Directors and committee meetings. Directors who are full-time employees are not entitled to compensation in their capacities as directors. All of the directors are reimbursed for their expenses incurred in connection with their attendance at Board of Directors and committee meetings.

     In October 1995, Hybridon adopted the 1995 Director Stock Option Plan which provides for the issuance of up to 400,000 shares of common stock after giving effect to a 350,000 share increase approved by stockholders at the Annual Meeting held on June 8, 1999. Only outside directors are eligible to receive options under the Director Plan. Accordingly, Mr. Grinstead and Dr. Agrawal have not been granted stock options under this plan.

     The 1995 Director Stock Option Plan originally provided for the grant of options to purchase 5,000 shares of common stock to each outside director upon his or her election to the Board of Directors and for automatic annual grants of options to purchase an additional 5,000 such shares, in each case at the market value of the stock at the time of grant. Upon the Company's one-for-five reverse stock split in 1997, the number of shares represented by each of these director options was retroactively adjusted downwards to 1,000.

     At the 1999 Annual Meeting, the stockholders approved an amendment to the 1995 Director Stock Option Plan effective prospectively which increased to 5,000 the number of shares which a director could purchase pursuant to options granted at the time of election and for each successive year of service. At the same time, the stockholders approved a one-time grant of an option for 8,000 shares to extend the benefit of the 1995 Director Stock Option Plan amendment retroactively to directors holding options granted during 1998 and 1999.

     Annual options to directors under the 1995 Director Stock Option Plan are granted on May 1 of each year. All options vest on the first anniversary of the date of grant or, in the case of options granted automatically each year, on April 30 of the year following the date of the grant; provided, that the exercisability of these options will be accelerated upon the occurrence of a change in control, as defined in the 1995 Director Stock Option Plan.

     As of December 31, 2000, options to purchase an aggregate of 120,000 shares of common stock were outstanding under the 1995 Director Stock Option Plan.

     Non-employee directors also have received options to purchase common stock of Hybridon under Hybridon's 1997 Stock Incentive Plan and Hybridon's 1995 Stock Option Plan. In particular, in 1998, the Board of Directors voted to grant an option to purchase 50,000 shares of common stock at $2.00 per share to Dr. Wyngaarden and Mr. El Zein, in recognition of their services as Vice Chairmen of the Board of Directors during the previous twelve months. Mr. El Zein declined this grant. In addition, in 1998, the Board of Directors voted to grant 50,000 shares of common stock of Hybridon to Dr. Zamecnik in recognition of his outstanding contributions to Hybridon.

     In March 1999, Hybridon entered into consulting arrangements with each of Mr. Powell, Dr. Zamecnik and Dr. Wyngaarden providing that each of them will act as a consultant to Hybridon for a two-year period and will receive a consulting fee of $20,000 per year for general consulting services. In addition, the agreements provide that each of these directors will receive a consulting fee of $1,500 per day for on-site consulting services that they provide at Hybridon's corporate offices, or at an alternative site agreed upon by the parties, and at Hybridon's prior request. Additional fees for special projects will be negotiated separately between the parties. Each of Mr. Powell, Dr. Zamecnik and Dr. Wyngaarden also received options to purchase 150,000 shares of Hybridon's common stock at $2.00 per share; such options will vest over a two-year period. Mr. Powell's consulting agreement terminated when he resigned form the Board of Directors in February 2000.

     Dr. Zamecnik received compensation in the amount of $83,995 in 1998, $20,000 in 1999 and $7,556 in 2000 for consulting services to Hybridon. Of these amounts, Dr. Zamecnik received 25,000 shares of common stock and warrants to purchase 6,250 shares of common stock in lieu of $50,000 in cash and he received $20,000 in convertible debt in lieu of $20,000 in cash, which Dr. Zamecnik has converted into 33,333 shares of common stock during 2000. The remaining $41,551 was paid in cash. Dr. Zamecnik also received $6,000 in convertible debt in lieu of $6,000 in cash for board fees. The $6,000 in convertible debt was also converted into 10,000 shares of common stock during 2000.

     Dr. Wyngaarden received compensation for consulting and Board of Director fees of $47,000 during 1998, $6,667 during 1999 and $51,882 during 2000.

     Mr. Powell received compensation for consulting and Board of Director fees of $74,667 during 1999 and $66,667 during 2000.

     Hybridon is also a party to other consulting, advisory and other arrangements with various directors and their affiliates. For a description of these arrangements and certain other transactions between Hybridon and affiliates of certain directors, see "Certain Transactions."

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

     Hybridon was a party to an employment agreement with Mr. Grinstead for a term commencing July 1, 1996 and ending June 30, 2001. On February 15, 2000, Hybridon announced that Mr. Grinstead had taken an unexpected medical leave of absence of indefinite duration due to a serious illness. Dr. Agrawal assumed the position of President and Acting Chief Executive Officer. Mr. Grinstead's agreement was terminated effective April 30, 2000. Ultimately, Hybridon and Mr. Grinstead entered into a severance arrangement (the "Severance Arrangement") on November 20, 2000, whereby Mr. Grinstead received his current salary through April 30, 2000, health benefits, unused vacation allowance, payments toward Cobra obligations, loan forgiveness, acceleration of stock options and payment of legal fees associated with his severance. Under this agreement, Mr. Grinstead had been entitled to receive an annual base salary of $375,000. Mr. Grinstead also was eligible to receive (a) a cash bonus each year related to the attainment of management objectives specified by the board of directors and (b) additional payments of $16,000 in years 1996 through 1998.

     In accordance with the terms of Mr. Grinstead's previous employment agreement, Hybridon loaned $190,000 to Mr. Grinstead in December 1992 pursuant to the terms of a promissory note bearing simple interest at a rate of 6% per year, which originally provided for the payment of principal and all interest on the earlier of December 23, 1995 or the expiration or termination of Mr. Grinstead's employment by Hybridon, but later became payable on demand. This loan remained outstanding as of May 1, 2000, at which date the total unpaid balance of principal and interest was $273,850. Under the terms of the Severance Arrangement Hybridon forgave this loan obligation.

     Hybridon was party to an employment agreement with Dr. Agrawal for the period July 1, 1996 and ending June 30, 2000. Although this agreement has expired, Hybridon continues to honor the material components of this agreement until a new agreement is negotiated. Under this agreement, Dr. Agrawal serves as Senior Vice President of Discovery and Chief Scientific Officer of Hybridon and is entitled to receive an annual base salary of $250,000. When Dr. Agrawal was appointed President and Acting Chief Executive Officer in February 2000, he received an increase in salary to $300,000 per year. Otherwise the terms of his employment remained unchanged. Dr. Agrawal is eligible to receive a cash bonus each year for achieving management objectives specified by the Chief Executive Officer and the board of directors. In the event Dr. Agrawal's employment is terminated by Hybridon without cause or by him for good cause, Hybridon will pay Dr. Agrawal during the 24-month period following his termination a monthly amount equal to one-twelfth of the sum of Dr. Agrawal's annual base salary as of the date of termination and the average bonus paid to him during the three years preceding his termination. Hybridon will also continue Dr. Agrawal's benefits for such period, subject to earlier termination under certain circumstances. If his employment is terminated by Hybridon for failure to perform his assigned duties, he will continue to receive his annual base salary and benefits during the six-month period following such termination. Notwithstanding the foregoing, in the event that Dr. Agrawal's employment is terminated for any of the above reasons within 12 months following a change in control of Hybridon, Dr. Agrawal will be entitled to receive, in lieu of the payments described above, a lump sum payment equal to 300% of the sum of his annual base salary and his average bonus amount.

     Mr. Andersen, Dr. Martin and Dr. Tang have employment agreements providing that in the event their employment is terminated by Hybridon without cause or by them for good cause, Hybridon will continue to pay them, during the six-month period following termination, a monthly amount equal to one-twelfth of the sum of their annual base salary as of the date of termination and the average bonus paid to them during the three years preceding termination. These payments may continue for up to an additional six months until the employee has found other employment. Hybridon will also continue the employee's benefits for such period, subject to earlier termination under some circumstances.

     The employment agreement entered into between Hybridon and Dr. Agrawal provides that all stock options, including existing options and options to be granted in the future, shall include the following terms:

     - that in the event he is terminated by Hybridon without cause or by him for good cause the exercisability of such stock options will be accelerated by two years and such stock options will be exercisable for a two-year period following termination.

     - that in the event of certain changes in control of Hybridon, its liquidation or the sale of all or substantially all of its assets, all such stock options not then exercisable will vest and become immediately exercisable.

     Hybridon is also a party to registration rights agreements with Mr. Grinstead that provide that in the event Hybridon proposes to register any of its securities under the Securities Act, at any time, with certain exceptions, Mr. Grinstead shall be entitled to include the shares of common stock held by him in such registration, subject to the right of the managing underwriter of any underwritten offering to exclude from such registration for marketing reasons some or all of such shares. Hybridon also is a party to indemnification agreements with Mr. Grinstead pursuant to which Hybridon has agreed to indemnify him for certain liabilities, including liabilities arising under the Securities Act.

     Stock options to purchase an aggregate of 207,513 shares of common stock granted to the Named Executive Officers pursuant to the 1990 Plan provide that, upon a change in control, all options granted thereunder will become fully exercisable. In addition, pursuant to the terms of the employment agreements entered into between Hybridon and each of them as described above, in April 1997, stock options to purchase an aggregate of 156,069 shares of common stock granted to the Named Executive Officers under Hybridon's 1995 plan were amended to provide that such options will become fully exercisable upon a change in control of

Hybridon, and all stock options granted to the Named Executive Officers after March 1, 1997 will provide that such options will become fully exercisable upon a change of control of Hybridon.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     On June 16, 1998 the board of directors re-established a Compensation Committee consisting of Messrs. Berry, El Zein and Dr. Wyngaarden. None of the directors or executive officers of Hybridon had any "interlock" relationships to report during Hybridon's fiscal year ended December 31, 2000.

     Since January 1, 2000, Hybridon has entered into or is involved in certain ongoing transactions with the following:

     - Pillar S.A. and Pillar Investments Limited entities of which Messrs. El Zein and Menhall are affiliates,

     - entities advised by Pecks, an entity of which Mr. Berry is an affiliate,

     - Founders Financial Group, an entity of which Messrs. Purkey and Hartley are affiliates and

     - each of Drs. Wyngaarden and Zamecnik and Mr. Powell.

     For further details of these transactions, see "Certain Transactions."

INDEPENDENT AUDITORS FEES

     - AUDIT FEES

     Arthur Andersen LLP billed the Company an aggregate of $65,000 in fees for professional services rendered in connection with the audit of the Company's financial statements for the most recent fiscal year and the reviews of the financial statements included in each of the Company's Quarterly Reports on Form 10-Q during the fiscal year ended December 31, 2000.

     - ALL OTHER FEES

     Arthur Andersen LLP billed the Company an aggregate of $73,750 in fees for other services rendered to the Company and its affiliates for the fiscal year ended December 31, 2000.

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee of the Board of Directors is composed entirely of nonemployee directors, all of whom are independent as defined under the National Association of Securities Dealers listing standards. The Board of Directors has adopted a charter for the Audit Committee, which is included as Exhibit A to this Proxy Statement. The Audit Committee's responsibilities are described under the caption Board of Directors and Committee Meetings in this proxy statement. The Audit Committee held one meeting during 2000.

     The Company's management is responsible for preparing the Company's financial statements. The Company's independent auditors are responsible for auditing the financial statements. The activities of the Committee are in no way designed to supersede or alter these traditional responsibilities. Membership on the Committee does not call for the professional training and technical skills generally associated with career professionals in the field of accounting and auditing. In addition, the Company's independent auditors have more available time and information than does the Committee. Accordingly, the Committee's role does not provide any special assurances with regard to the Company's financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent auditors.

     In this context, the Audit Committee has reviewed and discussed the audited 2000 financial statements with management. The Audit Committee also has received from the independent auditors the matters in the written disclosures and the letter required by Independent Standards Board Standard No. 1 (Independent Discussions with Audit Committees). In addition, the Audit Committee discussed with the independent auditors their independence from the Company. In assessing the independence of the independent auditors, the Audit Committee considered fees paid to Arthur Andersen LLP for non-auditing activities.

     Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors authorized, the inclusion of the audited financial statements in Hybridon's Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission. The Audit Committee also recommended to the Board, subject to shareholder ratification, the selection of Hybridon's independent auditors.

                                            AUDIT COMMITTEE

                                            Camille A. Chebeir
                                            Nasser Menhall
                                            Dr. James B. Wyngaarden

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Company's Compensation Committee is responsible for establishing compensation policies with respect to the Company's executive officers, including the Chief Executive Officer and the other executive officers named in the Summary Compensation Table, and setting the compensation for these individuals.

     The Compensation Committee seeks to achieve three broad goals in connection with the Company's executive compensation programs and decisions regarding individual compensation. First, the Compensation Committee structures executive compensation programs in a manner that it believes will enable the Company to attract and retain key executives. In order to ensure continuity of certain key members of management, the Board of Directors has historically approved multi-year employment contracts for its executives. Second, the Compensation Committee establishes compensation programs that are designed to reward executives for the achievement of business objectives of the Company and/or the individual executive's particular area of responsibility. By linking compensation in part to achievement, the Compensation Committee believes that a performance-oriented environment is created for the Company's executives. Finally, the Company's executive compensation programs are intended to provide executives with an equity interest in the Company so as to link a portion of the compensation of the Company's executives with the performance of the Company's common stock.

     The compensation programs for the Company's executives established by the Compensation Committee generally consist of three elements based upon the foregoing objectives: base salary; cash bonuses and a stock-based equity incentive in the form of participation in the Company's stock option plans. The Compensation Committee did not consider cash bonuses in 2000 due to the Company's cash position.

     In establishing base salaries for the executive officers, including the Chief Executive Officer, which base salaries have been fixed in the executive officers' employment agreements, the Board of Directors monitors salaries at other companies, particularly those that are in the same industry as the Company or related industries and/or located in the same general geographic area as the Company, considers historic salary levels of the individual and the nature of the individual's responsibilities and compares the individual's base salary with those of other executives at the Company. The Compensation Committee also considers the challenges involved in retaining first-rate managerial personnel in the antisense field because of the new nature of this technology. To the extent determined to be appropriate, the Compensation Committee also considers general economic conditions, the Company's financial performance and the individual's performance.

     The Compensation Committee uses stock options as a significant element of the compensation package of the Company's executive officers, including the Chief Executive Officer, because they provide an incentive to executives to maximize stockholder value and because they reward the executives only to the extent that stockholders also benefit. The timing and amounts of such grants depends upon a number of factors, including new hires of executives, the executives' current stock and option holdings and such other factors as the Compensation Committee deems relevant. In granting stock options in 2000 to the Company's executives, the Compensation Committee considered a variety of factors, including the Company's accomplishments in the areas of product development and, enhancement of the Company's patent and licensing position. Likewise, the grant of stock options to Dr. Agrawal and Mr. Andersen in 2000 was based on the Compensation Committee's judgment as to the leadership role these executives played with respect to these accomplishments. When granting stock options, it has generally been the policy of the Compensation Committee to fix the exercise price of such options at 100% of the fair market value of the Common Stock on the date of grant.

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to its chief executive officer and its four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. In this regard, the Company has limited the number of shares subject to stock options which may be granted to Company employees in a manner that complies with the performance-based requirements of Section 162(m). Based on the compensation awarded to the executive officers of the Company, it does not appear that the Section 162(m) limitation will have a significant impact on the Company in the near term. While the

Committee does not currently intend to qualify its incentive awards as a performance-based plan, it will continue to monitor the impact of Section 162(m) on the Company.

                                          COMPENSATION COMMITTEE

                                          Arthur W. Berry
                                          Youssef El Zein
                                          Dr. James B. Wyngaarden

COMPARATIVE STOCK PERFORMANCE

     The comparative stock performance graph below compares the cumulative stockholder return on the Company's Common Stock for the period from January 25, 1996 (the effective date of the initial public offering of the Company's Common Stock) through December 31, 2000 with the cumulative total return on (i) the Nasdaq Market Index and (ii) a peer group index (the "SIC Code Index") selected by the Company which is comprised of the 91 publicly traded companies, that are currently grouped under the Standard Industrial Code pertaining to businesses engaged in the manufacture or development of biological products other than diagnostic substances (assuming the investment of $100 in the Company's Common Stock, the Nasdaq Market Index and the SIC Code Index on January 25, 1996 and reinvestment of all dividends). Measurement points are on January 25, 1996, December 31, 1996, December 31, 1997, December 31, 1998, December 31, 1999, March 31, 2000, June 30, 2000, September 30, 2000 and December 31, 2000. Prior to January 25, 1996, the Company's Common Stock was not registered under the Exchange Act.

                               Performance Graph

---------------------------------------------------------------------------------------------------------------------------
                              1/25/96    12/31/96    12/31/97    12/31/98    12/31/99     3/31/00     6/30/00     9/30/00
---------------------------------------------------------------------------------------------------------------------------
 Hybridon Inc                  100.00       55.95        5.71        3.10        1.94        4.64        2.26        1.85
---------------------------------------------------------------------------------------------------------------------------
 Nasdaq Market Index           100.00      120.16      146.98      207.31      365.63      416.02      357.82      330.20
---------------------------------------------------------------------------------------------------------------------------
 SIC Code Index                100.00       94.51      102.28      160.58      358.37      421.59      455.46      483.07
---------------------------------------------------------------------------------------------------------------------------

---------------------------  -----------
                              12/31/00
---------------------------  -----------
 Hybridon Inc                      .80
----------------------------------------------------
 Nasdaq Market Index            221.89
----------------------------------------------------------------
 SIC Code Index                 416.73
----------------------------------------------------------------------------

     THE BOARD OF DIRECTORS BELIEVES THAT THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE IS IN THE BEST INTERESTS OF THE COMPANY AND THE STOCKHOLDERS AND THEREFORE, UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THEIR ELECTION.

            PROPOSAL 2 -- RATIFICATION OF THE SELECTION OF AUDITORS

     The Board of Directors has selected Arthur Andersen LLP as auditors of the Company for the year ending December 31, 2001, subject to ratification by stockholders at the Annual Meeting. If the stockholders do not ratify the selection of Arthur Andersen LLP, the Board of Directors will reconsider the matter. A representative of Arthur Andersen LLP, which served as auditors for the year ended December 31, 2000, is expected to be present at the Annual Meeting to respond to appropriate questions, and to make a statement if he or she so desires.

     THE BOARD OF DIRECTORS BELIEVES THAT APPROVAL TO RATIFY THE SELECTION OF AUDITORS IS IN THE BEST INTERESTS OF THE COMPANY AND THE STOCKHOLDERS AND THEREFORE, UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE AUDITORS.

                 STOCKHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

     Any proposal that a stockholder intends to present at the 2002 Annual Meeting of Stockholders must be submitted to the Assistant Secretary of the Company at its offices, 345 Vassar Street, Cambridge, Massachusetts 02139, no later than January 21, 2002 in order to be considered for inclusion in the Proxy Statement relating to that meeting.

                                 OTHER MATTERS

     The Board of Directors knows of no other business which will be presented for consideration at the Annual Meeting other than that described above. However, if any other business should come before the Annual Meeting, it is the intention of the persons named in the enclosed Proxy to vote, or otherwise act, in accordance with their best judgment on such matters.

     The Company will bear the costs of soliciting proxies. In addition to solicitations by mail, the Company's directors, officers and regular employees may, without additional remuneration, solicit proxies by telephone, telegraph, facsimile and personal interviews. The Company will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the proxies. The Company will reimburse such brokerage houses and other persons for their reasonable expenses in connection with this distribution.

     THE BOARD OF DIRECTORS ENCOURAGES ALL STOCKHOLDERS TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND. YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING AND YOUR COOPERATION IS APPRECIATED. STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                                          By Order of the Board of Directors,

                                          ROBERT G. ANDERSEN, Assistant
                                          Secretary

June 5, 2001

                                                                       EXHIBIT A

                                 HYBRIDON, INC.
                                AUDIT COMMITTEE
                                    CHARTER

1)  INTRODUCTION:

     This charter, approved by the Board of Directors on June 29, 2000, and by the Audit Committee of the Board on June 29, 2000, is intended to lay out the purposes, responsibilities and duties of the Audit Committee, consistent with the applicable rules of the NASD and the SEC.

2)  ORGANIZATION:

     a)  The Audit Committee shall consist of at least three members.

     b) Each member shall be independent, and not a current employee or immediate family member of any employee.

     c) Each member shall be able to read and understand fundamental financial statements, or become able to do so within a reasonable time after appointment.

     d) At least one member shall have financial sophistication as a result of past employment experience in finance or accounting, professional certification in accounting, or other comparable experience.

3)  PURPOSE:

     a) The Audit Committee is formed and continues for the purpose of providing independent oversight of the accounting and reporting practices of the Company, and

     b)  The independence and professional performance of the external auditors.

4)  RESPONSIBILITIES:

     a) The Audit Committee shall be responsible for requesting and obtaining from outside auditors a formal written statement of all relationships between the auditor and the Company, for reviewing this statement, and for discussing with the auditor any disclosed relationship or service that may impact the objectivity and independence of the auditor, and for taking or recommending to the full Board any appropriate action.

     b) The Audit Committee shall also be responsible for providing a report to be included in the Company's Proxy Statement as to whether the Committee

         i) reviewed and discussed the audited financial statements with the Company's Management,

         ii) reviewed the independent auditors letter and has discussed with the independent auditor its independence and

        iii) based on these reviews and discussions, recommended to the full Board that the audited financial statements be included in the Annual Report on Form 10-K for filing with the SEC.

5)  DUTIES:

     a) The Audit Committee shall elect a Chairman, if none has been designated by the Full Board.

     b)  The Audit Committee shall meet at least once a year.

     c) The Audit Committee shall meet in the executive session with the Company's outside auditors at least once a year. The Committee shall review with the outside auditors:

          1)  The independence of the outside auditors.

          2) The progress and results of the most recent audit, and plans for the next one.

          3)  Any changes in accounting principles.

          4) The Company's internal control procedures, and their adequacy to expose any payments, transactions or procedures that might be deemed improper or illegal.

     d) The Audit Committee may meet in executive session with representatives of the Company's internal auditing and financial staff, to receive their report on the Company's internal control procedures, and hear any comments they may have.

     e) The Audit Committee shall review all of the Company's reports on Forms 10-K and 10-Q before filing. The Committee may delegate this function to its Chairman with respect to any Form 10-Q.

     f) The Audit Committee shall report to the full Board at least once a year.

     g) The Audit committee shall investigate any matter brought to its attention that is within the scope of its duties, and may retain

     h) outside counsel for this purpose, if the Committee deems it appropriate to do so.

This Proxy when properly executed will be voted in the manner directed by the undersigned stockholder(s). If no other indication is made, the proxies shall vote "For" proposal numbers 1 and 2.

Please mark your votes as indicated in this example: [X]

Mark this box at right if comments or address change have been noted on the reverse side of this card [ ]

A vote FOR the director nominees and FOR proposal number 2 is recommended by the Board of Directors.

1) Election of Class III Directors

                    For            Withhold            For All Except
                    [ ]              [ ]                    [ ]

Nominees: Sudhir Agrawal, D. Phil and Youssef El Zein

If you do not wish your shares voted "FOR" a particular nominee, mark the "For All Except" box and strike a line through the nominee(s) name. Your shares will be voted for the remaining nominee(s).

2) Ratification of selection of Arthur Andersen LLP as independent auditors of the Company for the current year.

                    For            Against                Abstain
                    [ ]              [ ]                    [ ]

And to transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Please be sure to sign and date this Proxy.

Please sign this proxy exactly as your name appears hereon. Joint Owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign. If a corporation or partnership, this signature should be that of an authorized officer who should state his or her title.

Date: ___________________________


---------------------------------
Stockholder Signature

PLEASE VOTE, DATE AND SIGN ON
OTHER SIDE AND RETURN
PROMPTLY IN ENCLOSED
ENVELOPE.

                                 HYBRIDON, INC.

Dear Stockholder:

Please take note of the important information enclosed with this Proxy Ballot. There are a number of issues related to the management and operation of your Company that require your immediate attention and approval. These are discussed in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares shall be voted. Then sign and date the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Stockholders to be held on June 28, 2001.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

Hybridon, Inc.



                                 HYBRIDON, INC.

                  PROXY SOLICITED BY THE BOARD OF DIRECTORS
                 Annual Meeting of Stockholders - June 28, 2001

Those signing on the reverse side, revoking prior proxies, hereby appoint(s) Dr. Sudhir Agrawal, Robert G. Andersen and John M. Naples, or each or any of them with full power of substitution, as proxies for those signing on the reverse side to act and vote all shares of stock of Hybridon, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the 2001 Annual Meeting of Stockholders of the Company and at any adjournments thereof as indicated upon all matters referred to on the reverse side and described in the Proxy Statement for the Meeting, and, in their discretion, upon any other matters which may properly come before the Meeting. Attendance of the undersigned at the Meeting or at any adjournment thereof will not be deemed to revoke this proxy unless those signing on the reverse side shall revoke this proxy in writing.

HAS YOUR ADDRESS CHANGED?                     DO YOU HAVE ANY COMMENTS?


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